Exhibit 23.9

Wells Fargo Securities, LLC

Investment Banking & Capital Markets

550 California Street

San Francisco, CA 94104

wellsfargo.com

CONFIDENTIAL

June 21, 2016

The Special Committee of the Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Re:	Amendment No. 3 to the Registration Statement on Form F-4 of ChipMOS TECHNOLOGIES INC., filed June 21, 2016 (the “Amended Registration Statement”) and Amendment No. 3 to the Schedule 13E-3 of ChipMOS TECHNOLOGIES (Bermuda) LTD., filed June 21, 2016 (the “Amended Schedule 13E-3”)

The Special Committee of the Board of Directors:

Reference is made to our opinion letter, dated January 21, 2016, with respect to the fairness from a financial point of view of the consideration provided pursuant to the transaction described therein involving ChipMOS TECHNOLOGIES (Bermuda) LTD. (“IMOS”) and ChipMOS TECHNOLOGIES INC.

The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of IMOS, in connection with its consideration and evaluation of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise filed with, included in or publicly referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that IMOS has determined to include our opinion in a proxy statement/prospectus included in the Amended Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY—Opinion of IMOS Special Committee’s Financial Advisor,” “RISK FACTORS,” “THE MERGER AND THE MERGER AGREEMENT—Background of the Merger,” “THE MERGER AND THE MERGER AGREEMENT—Opinion of the IMOS Special Committee’s Financial Advisor,” “THE MERGER AND THE MERGER AGREEMENT—Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger,” “THE MERGER AND THE MERGER AGREEMENT—Certain Financial Projections,” and to the inclusion of the foregoing opinion as Annex D to the proxy statement/prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Amended Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise filed with, included in or publicly referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned Amended Registration Statement and proxy statement) or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC